SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 2054

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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                        Date of Report: January 15, 2002

                               AMBIENT CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                             0-23723                     98-0166007
(State or Other Jurisdiction     Commission File                IRS Employer
of Incorporation)                    Number)                 Identification No.)

               1033 Beacon Street, Brookline, Massachusetts 02446
                    (Address of Principal Executive Offices)

                                  617-735-9395
              (Registrant's Telephone Number, including Area Code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS

      On December 4, 2001, Ambient Corporation ("Ambient" or the "Company") entered into a Testing and Development Agreement (the "Agreement") with Southern Telecom, Inc. ("STI"), a provider of telecommunications related services in the southern United States and a subsidiary of Southern Company, a leading energy company and the parent company of five operating utilities in the Southeast region of the United States serving nearly 3.9 million customers. The Agreement envisions the design and development of hardware products by Ambient and contemplates a six phase development project to explore and evaluate the feasibility of high speed communications over the utilities' electric power delivery infrastructure utilizing both medium voltage primary and low voltage secondary lines. The Agreement contemplates the development of hardware coupling to such utilities' power grid system, identifying and designing the communications and utility systems architecture and the conduct of field trials. The course of the development plan envisioned under the Agreement is expected to take approximately 12 months.

      Under the terms of the Agreement, each party is committed to using commercially reasonable efforts, including dedication of appropriate personnel, facilities and equipment, as necessary to carry out the project. Each party agrees to bear its own expenses of the project, except that STI agreed to fund two-thirds (2/3) and 80% of the estimated direct costs associated with, respectively, the field trials and market trials, which trials are anticipated to be carried out within the next 12 months. The Agreement provides that the parties retain ownership of their respective technologies, but jointly own any newly created technology resulting from the project. Ambient was granted royalty free licenses to use the jointly developed technology world-wide, except within specified geographic areas within the United States. No assurance can be provided that the joint development efforts under the Agreement will be successful or will advance the commercialization prospects of Ambient's powerline telecommunications technology.

      As additional consideration for the licenses granted under the Agreement, the Agreement provides that the Company will issue to STI warrants to purchase shares of Common Stock, par value $0.001 (the "Common Stock"), in an amount and on such other terms and conditions mutually acceptable to the parties. Following the conclusion of the negotiations between the parties regarding said warrants, the Company issued to STI, as of January 9, 2002, warrants (hereinafter the "Warrant") to purchase up to 2,684,000 shares of Ambient's Common Stock, exercisable through December 31, 2004 at a per share exercise price based on the average of the closing price per share of the Company's Common Stock for the 10 business days preceding the date of issuance, as quoted on the Over-The-Counter Bulletin Board. In the event that the closing price of a share of the Company's Common Stock is at least $1.50 for 10 consecutive business days, then the Warrant may be exercised only for the period continuing through the 90th day following such event. The Warrant instrument contains standard terms and conditions, including registration rights to STI. The shares of Common Stock issuable upon exercise of the Warrant

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represents, at the time of issuance, approximately 10% of the issued and outstanding shares of Ambient Common Stock (assuming such Warrant is exercised in its entirety upon issuance).

      As noted in the Company's quarterly report on Form 10-QSB for the three month period ended September 30, 2001, the Company is actively seeking to raise additional capital on an immediate basis in order to fund its operations and realize its business plans. No assurance can be provided that the Company will be successful in raising operating funds on terms and conditions acceptable to it and in amounts necessary for its operating requirements.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2002                      AMBIENT CORPORATION


                                            By: /s/ John Joyce,

                                            John Joyce,
                                            Chief Executive Officer